Application for shares

To: The directors
STAR FASHION CULTURE HOLDINGS LIMITED
Company No 402545
(the **Company**)

I

Full Name:	Huang Xijun 黄茜君
Address:	Building 1, Electronic Industrial Park, Jianyuan Road, Hi-Tech Zone, Wannian County, Shangrao City, Jiangxi Province, China

apply for the allotment and issue to us of the following shares (**Shares**) in the capital of the Company.

Details of Shares to be allotted and issued:

Number of Shares:	**500,000**
Class of Shares:	**Class A Ordinary Share**
Amount payable per Share:	RMB3.00 per Share (equivalent to approximately USD 21.88 per Share)
Total payable:	RMB1,500,000 (equivalent to approximately USD 205,657.26) (**Consideration**)
Are the Shares to be issued fully paid?	**Yes**

If this application is successful, I agree to pay the Company on demand the sum of RMB1,500,000 (equivalent to USD 205,657.26) payable as the Consideration.

Conditional upon the allotment to us of the Shares, I request and authorise the Company to enter my name in the Company's register of members as the holder of the Shares.

I confirm that I will hold the Shares on the terms of Company's articles of association. I also confirm that the address I have given will be my address recorded in the register of members and the address to which notices of meeting and other notices under the Company's articles of association are to be given.

Dated October 12, 2023

Signature

Huang Xijun 黄茜君
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